Exhibit a.15.

MAINSTAY VP SERIES FUND, INC.

ARTICLES OF AMENDMENT

MainStay VP Series Fund, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:         On June 23, 2009, the Board of Directors of the Corporation adopted resolutions amending the charter of the Corporation (the “Charter”) to change the name of certain series and classes of stock of the Corporation (“Funds”), effective November 20, 2009, as follows:

Name of Series	New Series Name
MainStay VP Total Return Portfolio - Initial Class	MainStay VP Income Builder Portfolio - Initial Class
MainStay VP Total Return Portfolio - Service Class	MainStay VP Income Builder Portfolio - Service Class

The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of the Funds, as set forth in the Charter, are not changed by these Articles of Amendment.

SECOND:    The amendments to the Charter as hereinabove set forth are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders, and has been duly advised and approved by a majority of the entire Board of Directors.

THIRD:        These Articles of Amendment and the amendments to the Charter shall be effective November 20, 2009.

FOURTH:    The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on November 12, 2009.

ATTEST:	MAINSTAY VP SERIES FUND, INC.

/s/ Thomas Lynch	By :	/s/ Stephen P. Fisher
Thomas Lynch		Stephen P. Fisher
Assistant Secretary		President